Exhibit 99.2

To:           All Sigma Employees

From:      Elias Nader

Subject: An Update on the Sigma Designs Business

Today we announced a change in the structure of our proposed transaction with Silicon Labs, based on the definitive agreement signed in December. As a result of certain initial closing conditions not being met, we are now on a path to sell only the Z-Wave business to Silicon Labs for $240 million. Silicon Labs has an established presence and commitment to providing smart home technology and is an ideal landing spot for Z-Wave. This transaction is subject to shareholder approval and is expected to conclude in either the late first or early second calendar quarter of 2018.

The announcement additionally referred to active discussions related to the divestiture of our other businesses. Those conversations are ongoing to ensure our valued team and technologies find the right home.

Since the announcement last month, we have begun a re-sizing of our SmartTV business to be more consistent with the level of revenue we expect to recognize. After extensive conversations with our customers and partners, we have made plans and retained a core set of employees to run the business and service key customers while attempting to deliver profit and revenue. We continue to look for divestiture options that present an optimal structure and environment for our talented team.

I recognize there has been a great deal of uncertainty during the process of defining the right path forward for Sigma Designs. I remain confident the future holds even greater opportunities for us all and I appreciate the contributions each of you has made to the business, and the support you have provided through this transition period. We intend to reach out to our teams in the next few weeks to provide more detailed information about our plans moving forward.

Thank you for your commitment to keep moving forward.

Sincerely,

Elias Nader

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning Silicon Labs (“Silicon Labs”) and its proposed acquisition (the “Acquisition”) of Sigma Designs (“Sigma Designs”) or the Z-Wave business and related matters. These statements include, but are not limited to, statements that address Sigma Designs’ expected future business and financial performance and statements about (i) the timing, completion and expected benefits of the Acquisition, (ii) plans, objectives and intentions with respect to future operations and products, (iii) competitive position and opportunities, (iv) the impact of the Acquisition on Sigma Designs’ business, (v) other information relating to the Acquisition and (vi) other statements identified by words such as “will”, “expect”, “intends”, “believe”, “anticipate”, “estimate”, “should”, “intend”, “plan”, “potential”, “predict” “project”, “aim”, and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of the management of Sigma Designs, as well as assumptions made by, and information currently available to, such management, current market trends and market conditions and involve risks and uncertainties, many of which are outside the companies’ and management’s control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Particular uncertainties that could materially affect future results include any risks associated with the Acquisition such as: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals from the shareholders of Sigma Designs for the transactions or regulatory approvals are not obtained; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Sigma Designs; (5) the ability of Sigma Designs to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) the ability to divest or wind down Sigma Designs’ other businesses; and (10) legislative, regulatory and economic developments.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with Sigma Designs’ filings with the Securities and Exchange Commission (“SEC”), which you may obtain for free at the SEC’s website at http://www.sec.gov, and which discuss additional important risk factors that may affect their respective businesses, results of operations and financial conditions. Sigma Designs undertakes no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

Sigma Designs intends to file a proxy statement in connection with the Acquisition.  Investors and security holders of Sigma Designs are urged to read such proxy statement (including any amendments or supplements thereto) and any other relevant documents in connection with the Acquisition that Sigma Designs will file with the SEC upon such documents becoming available because they will contain important information about Sigma Designs and the Acquisition.   Such materials filed by Sigma Designs with the SEC may be obtained free of charge at the SEC’s website (http://www.sec.gov)  or at the Investor Relations page on Sigma Designs’ website at www.sigmadesigns.com or by writing to Sigma Designs’ Secretary at 47467 Fremont Blvd. Fremont, CA 94538 USA.

Sigma Designs and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Sigma Designs’ shareholders with respect to the Acquisition. Additional information about Sigma Designs’ directors and executive officers is set forth in Sigma Designs’ proxy statement on Schedule 14A filed with the SEC on July 17, 2017 and Annual Report on Forms 10-K and 10-K/A for the fiscal year ended January 28, 2017. Information regarding their direct or indirect interests in the Acquisition will be set forth in the proxy statement and other materials to be filed with SEC.

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